Confidential
Execution Version
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 6, 2024, by and between Marlee Buyer, Inc., a Delaware corporation (“Parent”), and Brown-Forman Corporation, a stockholder (the “Stockholder”) of The Duckhorn Portfolio, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Marlee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;
WHEREAS, as of the date hereof, the Stockholder is the record holder and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 31,531,532 shares of common stock, par value $0.01 per share, of the Company (the “Company Stock”), being all of the shares of Company Stock owned of record or beneficially by the Stockholder as of the date hereof (with respect to the Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that the Stockholder may acquire record and/or beneficial ownership of after the date hereof, the Stockholder’s “Covered Shares”);
WHEREAS, the Company Board has unanimously (i) determined that the Merger Agreement and the Contemplated Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Contemplated Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms of the Merger Agreement, to recommend the adoption of the Merger Agreement by the stockholders of the Company; and
WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with respect to the Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean such date and time as this Agreement shall be terminated pursuant to Section 12.16 hereof.
“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, gift, assign, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, except for the grant of a proxy to a director or officer of the Company in connection with any annual or special meeting of the stockholders, including as contemplated in Section 3.1 of this Agreement or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.
2.Agreement to Not Transfer the Covered Shares. Until the Expiration Time, the Stockholder agrees not to Transfer or cause or permit the Transfer of any of the Stockholder’s Covered Shares, or take any action that would reasonably be expected to prevent or materially impair or materially delay the Contemplated Transactions, in each case, other than with the prior written consent of Parent; provided, however, that (i) any Stockholder may Transfer any such Covered Shares to (a) any Affiliate of the Stockholder or (b) any beneficial owner of the Stockholder, in each case, only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, and (ii) notwithstanding anything herein to the contrary, any transaction involving the Stockholder (including any transfer of the Stockholder’s equity and including any change of control of the Stockholder (whether by merger, stock sale or otherwise)) that is not a direct transfer of Covered Shares shall under no circumstances constitute a Transfer under this Agreement or otherwise be restricted by this Section 2; provided that the Stockholder’s obligations hereunder shall survive such transaction in accordance with the terms of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. The Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Contemplated Transactions.
3.Agreement to Vote the Covered Shares.
3.1Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Company’s stockholders, the Stockholder shall vote (including via proxy) all of the Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of the Stockholder’s Covered Shares):

(a)in favor of (i) the adoption of the Merger Agreement and approval of the Merger, (ii) the adoption of any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, does not reduce the amount of, change the form of, impose conditions or requirements of or otherwise adversely affect the consideration payable to the Stockholder pursuant to the Merger Agreement in effect as of the date hereof and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at the Stockholders’ Meeting necessary for the consummation of the Merger and the Contemplated Transactions, or deliver (or cause to be delivered) a written consent with respect to all of the Stockholder’s Covered Shares; and
(b)against (i) any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement, or any condition set forth in the Merger Agreement not being satisfied prior to the Outside Date, (ii) any Acquisition Proposal, (iii) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company and (iv) any other action, agreement or proposal that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or the Contemplated Transactions.
3.2Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Body of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholder from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of the Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits the Stockholder from taking any such action.
4.Conditional Irrevocable Proxy. Until the Expiration Time, if the Stockholder attempts to vote the Stockholder’s Covered Shares, in person or by proxy, in a manner which is inconsistent with Section 3 (a “Triggering Event”), the Stockholder will be deemed, upon and at the time of such Triggering Event, to hereby irrevocably appoint Parent (and any Person or Persons designated by Parent) as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all of the Stockholder’s Covered Shares (which proxy is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote (or issue instructions to the record holder to vote), and to execute (or issue instructions to the record holder to execute) written consents with respect to, all of the Stockholder’s Covered Shares solely on the matters described in, and in accordance with the provisions of Section 3 (such proxy, the “Conditional Proxy”); provided that the Conditional Proxy shall not arise and shall have no force or effect prior to the occurrence of a Triggering Event. The Conditional Proxy shall be given to secure the obligations of the Stockholder under Section 3, and in consideration of and as an additional inducement of Parent and Merger Sub to enter into the Merger Agreement, and, from and after the occurrence of a Triggering Event, shall be irrevocable prior to the termination of this Agreement in accordance with Section 12.16, at which time any such proxy shall terminate. The Conditional Proxy shall not be terminated by operation of any Law or upon the occurrence of any other event other than upon the valid termination of this Agreement in accordance with Section 12.16, at which time any such proxy shall terminate. Parent may terminate the Conditional Proxy with respect to the Stockholder at any time in its sole and absolute discretion by written notice provided to the Stockholder. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the Conditional Proxy contained herein and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares that covers matters addressed by this Agreement.
5.Waiver of Appraisal Rights and Certain Other Actions. The Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of the Stockholder’s Covered Shares owned (beneficially or of record) by the Stockholder with respect to the Merger and the Contemplated Transactions. In addition, the Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
6.Documentation and Information. Except (i) as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), or (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6, the Stockholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the Contemplated Transactions without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Merger Sub or the Company, as applicable, may, in Parent’s or the Company’s, as applicable, sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body; provided that Parent and Merger Sub shall not publish or disclose the Stockholder’s identity in a press release without the Stockholder’s prior approval. The Stockholder agrees to use its reasonable best efforts to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to use its reasonable best efforts to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent shall, and shall cause the Company to, provide the Stockholder with advance notice and an opportunity to review any such publication that discloses the Stockholder’s identity, and will implement any reasonable comments made by the Stockholder.
7.No Solicitation.
7.1No Solicitation or Negotiation. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement, the termination of the Merger Agreement pursuant to Article VII thereof and the consummation of the Closing, the Stockholder will not, will cause its directors and officers (as applicable) not to, and will not authorize, direct or permit its Representatives to, directly or indirectly: (a) initiate, solicit, or knowingly encourage or knowingly facilitate any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with respect to any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (c) provide any non-public information or afford access to the assets, books or records of the Company or the Company Subsidiaries, in each case, to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with or for the purpose of knowingly encouraging or facilitating any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (d) in connection with any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement, or (e) enter into any letter of intent, Contract, commitment, or agreement in principle with respect to any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (e) resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Stockholder may participate in discussions and negotiations with any Third Party with whom the Company Board is engaging in negotiations or discussions pursuant to and in compliance with Section 5.3 of the Merger Agreement, solely for the purpose of entering into a voting agreement with such Third Party on substantially similar terms to the terms hereof.
8.Proxy Statement; SEC Filings and Schedule 13D.
(a) The Stockholder will provide information concerning such Stockholder and its Affiliates that is reasonably requested by the Company or Parent in connection with the preparation of any SEC filing that Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”). To the knowledge of the Stockholder, the information supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement, or any SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Stockholder shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to the Merger Agreement and this Agreement and the

Contemplated Transactions. Parent shall (i) provide the Stockholder and its counsel with a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholder and its outside counsel. To the extent legally permissible, Parent and the Stockholder shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholder, as applicable, from amending any such Schedule 13D.
(b) Parent and the Stockholder will each use its reasonable best efforts to furnish all information concerning such party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement and the SEC Filings, and provide such other assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the SEC Filings and the resolution of any comments to either received from the SEC.
9.Fiduciary Duties. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions (or failure to act) taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.
10.Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that:
10.1Authorization; Valid and Binding Agreement. The Stockholder has all necessary corporate authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder. The execution and delivery of this Agreement by the Stockholder have been duly and validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).
10.2Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of the Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws, and (b) except as set forth in the amended and restated stockholders agreement, dated November 16, 2023 (the “Stockholders Agreement”), by and among, inter alia, the Company and the Stockholder, the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no Person (other than the Stockholder and any Person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, except as otherwise disclosed to the Parent, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.
10.3No Breach; Consents.
(a)The execution, delivery and performance of this Agreement by the Stockholder do not (i) conflict with or violate its certificate of incorporation or bylaws (or similar governing documents), (ii) conflict with or violate any Law or order, judgment or decree to which the Stockholder, or any of the Stockholder’s Subsidiaries, properties or assets is subject, or (iii) conflict with or result in any material breach of, constitute (with or without notice of or lapse of time or both) a material default under, result in a material violation of, give rise to a right of termination, modification, cancellation or acceleration under any Contract to which the Stockholder is a party, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of the Stockholder to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.
(b)The Stockholder is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Stockholder in connection with its execution, delivery and performance of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except for those consents, approvals and authorizations.
10.4Litigation. As of the date of this Agreement, there are no proceedings pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder, other than any proceedings that would not have a material adverse effect on the ability of the Stockholder to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.
10.5Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement. The Stockholder (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby and by the Merger Agreement, the Stockholder, its Affiliates and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 11 of this Agreement and are not relying on any other representation, warranty, statement or material.
10.6Brokers. No Person is entitled to any financial advisory fee in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Stockholder.
11.Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:
11.1Authorization; Valid and Binding Agreement. Parent has all necessary corporate authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder. The execution and delivery of this Agreement by Parent have been duly and validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholder, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).
11.2No Breach; Consents.
(a)The execution, delivery and performance of this Agreement by Parent do not (i) conflict with or violate its certificate of incorporation or bylaws (or similar governing documents), (ii) conflict with or violate any Law or order, judgment or decree to which Parent, or any of its Subsidiaries, properties or assets is subject, or (iii) conflict with or result in any material breach of, constitute (with or without notice of or lapse of time or both) a material default under, result in a material violation of, give rise to a right of termination, modification, cancellation or acceleration under any Contract to which Parent is a party, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of Parent to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.
(b)Parent is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation by Parent of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent in connection with its execution, delivery and performance of this Agreement or the consummation by Parent of the transactions contemplated hereby, except for those consents, approvals and authorizations.
11.3Litigation. As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent, threatened in writing against Parent, other than any proceedings that would not have a material adverse effect on the ability of Parent to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.

11.4Reliance. Parent has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that Parent desired, Parent availed itself of such right and opportunity. Parent (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby and by the Merger Agreement, Parent, its Affiliates and each of their respective Representatives are relying solely on the representations and warranties of the Stockholder set forth in Section 10 of this Agreement and are not relying on any other representation, warranty, statement or material.
12.Miscellaneous.
12.1No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
12.2Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
12.3Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
12.4Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
12.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12.5):
(i)if to the Stockholder, to:
Brown-Forman Corporation
850 Dixie Highway
Louisville, KY 40210
Attention: Mike Carr
Email:    mike_carr@b-f.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: David M. Wilf
Phillip Sanders
Email:    dwilf@gibsondunn.com
psanders@gibsondunn.com
(ii)if to Parent, to:
Marlee Buyer, Inc.
c/o Butterfly Equity LP
9595 Wilshire Blvd, Suite 510
Beverly Hills, CA 90212
Attention: Vishal Patel
Francesco D’Arcangelo
Email:    vishal@bfly.com
francesco@bfly.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Sean D. Rodgers, P.C.
Ravi Agarwal, P.C.
Steven M. Choi
Email: sean.rodgers@kirkland.com
ravi.agarwal@kirkland.com
steven.choi@kirkland.com
(iii)if to Company, to:
The Duckhorn Portfolio, Inc.
Attention: Sean Sullivan
Email: ssullivan@duckhorn.com; legal@duckhorn.com with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attention: Tristan VanDeventer
Email: tristan.vandeventer@ropesgray.com
and

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention: Elizabeth A. Gallucci
Email: elizabeth.gallucci@ropesgray.com
12.6Specific Performance; Jurisdiction; Venue.
(a)Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party hereto or thereto, money damages may be inadequate, and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties agree that each such non-breaching party hereto shall have the right to enforce their rights and the other party’s obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
(b)All Actions arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the parties unconditionally consent and submit. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such Action in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12.5 shall be effective service of process for any Action brought against such party in any such court.
12.7Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.7.
12.8Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
12.9Reliance. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

12.10Interpretation. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Contract or Law defined or referred to in this Agreement means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.
12.11Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.
12.12Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.
12.13Counterparts. This Agreement may be executed and delivered (including by email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
12.14Governing Law. This Agreement, and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.
12.15Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Section 12.
12.16Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) a valid termination pursuant to Article VII of the Merger Agreement, (b) the written consent of the Stockholder, Parent and the Company, (c) a Change of Board Recommendation in accordance with the Merger Agreement or (d) the election of the Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof, without the prior written consent of the Stockholder, that reduces the amount of, changes the form of, imposes conditions or requirements of or otherwise materially adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement in effect as of the date hereof; provided that the provisions of this Section 12 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
MARLEE BUYER, INC.
By: /s/ Vishal Patel
Name: Vishal Patel
Title:    President

[Signature Page to Brown Forman Voting Agreement]

BROWN-FORMAN CORPORATION

By: /s/ Mike Carr
                     Name: Mike Carr
Title: Executive Vice President, General Counsel
and Secretary

[Signature Page to Brown Forman Voting Agreement]